Exhibit 99.1

Nayna Networks Completes Acquisition of Professional Satellite & Communications (ProSAT)

Major Expansion Into U.S. Residential Market to Substantially Boost Revenue

SANTA CLARA, Calif., March 29, 2007 (PRIME NEWSWIRE) -- Nayna Networks, Inc., (OTCBB:NAYN), a provider of next generation network solutions headquartered in Santa Clara, California, today announced the close of its acquisition of privately-held Professional Satellite & Communications, LLC (ProSAT(tm)) headquartered in San Diego, California.

Nayna acquired all of ProSAT's outstanding membership interests in an all-stock transaction. Nayna will issue 16 million shares of restricted Nayna stock to the members of ProSAT. In addition, 2 million of the shares will be held in escrow for fifteen months to satisfy any indemnification claims by Nayna. Additionally 2 million shares will be issued to current ProSAT employees.

ProSAT is a leading third party marketing and customer acquisition vehicle for DIRECTV(tm) and offers standard and High Definition Television equipment (HDTV) installation throughout the United States and satellite TV services provided by DIRECTV including premium channel offerings. This acquisition is the latest step in Nayna's expansion into fast-growth high bandwidth markets.

"We are excited to close on this acquisition and looking forward to working with the ProSAT team in executing our growth strategy," said Naveen Bisht, president and CEO, Nayna Networks, Inc. "This acquisition will provide a key platform for Nayna to take advantage of the high-growth opportunities in the U.S. market."

About Professional Satellite & Communications, LLC

ProSAT was formed in 1997 and currently has its main facilities located at 5590 Morehouse Drive, San Diego, CA 92121 USA. ProSAT has established itself as a leading third party marketing and customer acquisition agent for DIRECTV. The company has leveraged its unique proprietary marketing formula and highly productive sales model to earn the distinction as a leading independent distribution partner for the marketing and sales of DIRECTV satellite programming. ProSAT is well positioned to benefit from the rapid growth of Direct Broadcast Satellite (DBS). More information is available at http://www.2getdtv.com/

About Nayna Networks, Inc.

Nayna Networks, Inc. delivers next generation network solutions including VoIP, IP based TV, RF based TV and high-speed Internet. More information is available at http://www.nayna.com/.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, among others, statements relating to the planned expansion of operations in India, the market for residential broadband satellite and home security solutions, the integration of ProSAT's service offerings into Nayna Networks, and the timeframe during which the merger is expected to close. Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, the potential impact on the business of ProSAT due to uncertainty about the merger, the retention of employees of ProSAT, the ability of Nayna to successfully integrate ProSAT ' services, technology and operations and to achieve planned synergies. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For more information regarding Forward Looking Statements and related risks, see the "Risk Factors" section of Nayna's filings with the SEC. The company undertakes no obligation to revise or update any forward looking statements for any reason.

All products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

CONTACT:

Nayna Networks, Inc.
Jim Connor, Marketing
(408) 956-8000 x 831
jim@nayna.com